UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2015

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(Address of principal executive offices) (Zip Code)

(480) 894-6311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4e(c))

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K of Mobile Mini, Inc. (the “Company”) filed with the Securities and Exchange Commission on February 12, 2015 (the “Original 8-K”), is filed to provide a revised news release (the “Revised Release”), filed herewith as Exhibit 99.1 to this Amendment No. 1 to amend and replace the earnings press release attached as Exhibit 99.1 to the Original 8-K (the “Original Release”).

In the Revised Release, approximately $9.8 million originally classified as acquisition expense has been classified as part of the purchase price for the Company’s acquisition of Gulf Tanks Holdings, Inc. As a result, leasing, selling and general expenses was decreased by $9.8 million for three and twelve month periods ended December 31, 2014. This had the result of increasing net income, diluted earnings per share, goodwill, free cash flow, EBITDA and several other line items as set forth in the Revised Release. There was no effect on adjusted net income or adjusted EBITDA as reported in the Original Release.

Item 2.02. Results of Operations and Financial Condition

On February 12, 2015, the Company issued a news release announcing its financial results for the period ended December 31, 2014. A copy of the revised news release is furnished as Exhibit 99.1 to this report.

In accordance with general instruction B.2 to Form 8-K, information in this Item 2.02 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

99.1	Registrant’s revised news release announcing its financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.

Dated: February 27, 2015	/s/ Christopher J. Miner
	Name:	Christopher J. Miner
	Title:	Senior Vice President and General Counsel